As filed with the Securities and Exchange Commission on August 18, 2005.

Registration No. 333-125542.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 4

TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELIASON FUNDING CORPORATION

(Name of Small Business Issuer in its Charter)

Wisconsin	6199	20-1150223
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

548 HIGHWAY 155

ST. GERMAIN, WI 54558

1-(866) 287-1211

(Address and telephone number of principal executive offices and principal place of business)

DAVID ELIASON, PRESIDENT

ELIASON FUNDING CORPORATION

548 HIGHWAY 155

ST. GERMAIN, WI 54558

1-(866) 287-1211

(Name, address, and telephone number of agent for service)

WITH A COPY TO:

Geoffrey R. Morgan, Esq.

Michael Best & Friedrich LLP

100 East Wisconsin Avenue, Suite 3300

Milwaukee, WI 53202

(414) 271-6560

Approximate date of commencement of proposed sale to the public: From time to time as soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to the Wisconsin Business Corporation Law and our Bylaws, our directors and officers are entitled to mandatory indemnification from us against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to us and such breach or failure constituted:

(a) a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer had a material conflict of interest;

(b) a violation of the criminal law unless the director or officer had reasonably cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

(c) a transaction from which the director or officer derived an improper personal profit; or

(d) willful misconduct.

The Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance or expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, our directors are not subject to personal liability to us, our shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

Under certain circumstances, we are required to advance expenses for the defense of any action for which indemnification may be available. We also intend to purchase director and officer liability insurance against certain claims and liabilities which may be made against our former, current or future directors or officers.

The indemnification provided by the Wisconsin Business Corporation Law and our By-Laws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

We will pay all expenses in connection with the registration and sale of the Notes specified in this prospectus. The estimated expenses of issuance and distribution are set forth below.

SEC Registration Fees	$2,471.70
Blue Sky Qualification Fees and Expenses*	$—
Trustee Fees*	$10,000
Legal Fees*	$90,000
Accounting Fees*	$25,000
Printing Fees	$5,000
Miscellaneous*	$2,531

Total	$135,002.70

*	Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On September 23, 2004, we sold for an aggregate amount of $100,000, one thousand (1,000) shares of our common stock, par value $.01 per share, to Eliason Capital Group, Inc. at a price of $100 per share pursuant to the terms of a Contribution Agreement, among David J. Eliason, Brian E. Eliason, Eliason, Inc., Eliason Capital Group, Inc. and Eliason Funding Corporation. Eliason Capital Group, Inc. is owned by Eliason, Inc. which is owned by Brian Eliason and David Eliason, who are directors and officers of ours.

We relied upon the exemption provided in Section 4(2) of the Securities Act and/or Rule 506 thereunder, which cover “transactions by an issuer not involving any public offering,” to issue securities discussed above without registration under the Securities Act of 1933. We made a determination in each case that the person to whom the securities were issued did not need the protection that registration would afford. We believe that the investors to whom securities were issued had such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment. We also believe that the investors had access to the same type of information as would be contained in a registration statement. The certificates representing the securities issued displayed a restrictive legend to prevent transfer except in compliance with applicable laws, and our transfer agent was instructed not to permit transfers unless directed to do so by us, after approval by our legal counsel.

ITEM 27. EXHIBITS

The following is a list of exhibits filed with this Registration Statement:

Exhibit No.	Description
3.01	Articles of Incorporation of Eliason Funding Corporation*

3.02	Bylaws of Eliason Funding Corporation*

4.01	Form of Indenture*

4.02	Form of Subscription Agreement*

5.01	Opinion and Consent of Michael Best & Friedrich LLP*

8.01	Opinion on Tax Matters and Consent of Michael Best & Friedrich LLP

10.01	Management Agreement dated as of October 31, 2004 between Eliason Funding Corporation and Eliason, Inc.*

10.02	Contribution Agreement, dated as of January 13, 2005, among David J. Eliason, Brian E. Eliason, Eliason, Inc., Eliason Capital Group, Inc. and Eliason Funding Corporation.*

23.01	Consent of Grant Thornton LLP*

24.01	The Power of Attorney included on Page II-4 of the Registration Statement*

25.01	Statement of Eligibility of the Trustee*

*	Previously filed.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of St. Germain, State of Wisconsin on August 18, 2005.

ELIASON FUNDING CORPORATION

By:	/s/ David J. Eliason
Name:	David J. Eliason
Title:	President

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	SIGNATURE	TITLE	DATE
	/s/ David J. Eliason*	President and Director (Chief Executive Officer)	August 18, 2005
Name: David J. Eliason

	/s/ Ronald J. Beam*	Vice President and Chief Financial Officer (Principal Accounting Officer)	August 18, 2005
Name: Ronald J. Beam

	/s/ Donald R. Eliason*	Director	August 18, 2005
Name: Donald R. Eliason

By:	/s/ David J. Eliason		August 18, 2005
David J. Eliason President

*Pursuant to a power of attorney granted to David J. Eliason and Ronald J. Beam on June 6, 2005 to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as full and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

EXHIBIT INDEX

Exhibit No.	Description
3.01	Articles of Incorporation of Eliason Funding Corporation*

3.02	Bylaws of Eliason Funding Corporation*

4.01	Form of Indenture*

4.02	Form of Subscription Agreement*

5.01	Opinion and Consent of Michael Best & Friedrich LLP*

8.01	Opinion on Tax Matters and Consent of Michael Best & Friedrich LLP

10.01	Management Agreement dated as of October 31, 2004 between Eliason Funding Corporation and Eliason, Inc.*

10.02	Contribution Agreement, dated as of January 13, 2005, among David J. Eliason, Brian E. Eliason, Eliason, Inc., Eliason Capital Group, Inc. and Eliason Funding Corporation.*

23.01	Consent of Grant Thornton LLP*

24.01	The Power of Attorney included on Page II-4 of the Registration Statement*

25.01	Statement of Eligibility of the Trustee*

*	Previously filed.